EXHIBIT 99.2


Michael J. Quinn Appointed to Premier Laser Systems Board; Dr. Colette Cozean, Patrick Day, G. Lynn Powell Vacate Board Posts

IRVINE, Calif.--(BUSINESS WIRE)--Jan. 18, 2000--Premier Laser Systems Inc. (Nasdaq/NM:PLSIA) Tuesday announced that the board of directors has appointed Premier President and CEO Michael J. Quinn, 55, to the board, effective immediately.

The company also announced that Colette Cozean, Ph.D., 41, has resigned from the board, and Patrick Day, 72, and G. Lynn Powell, DDS, 58, have announced their retirement from the board. The appointment of Quinn fills one of the three vacancies created by the resignations of Cozean, Day and Powell, bringing the total number of directors to five, with two vacancies to be filled.

According to the announcement, the board will immediately commence a search to fill the remaining seats on the board. Quinn joined the company as president and CEO in mid-November of last year. Both Cozean and Day had served on the board since 1991, Powell joined the board in 1997.

Premier Laser Systems develops, manufactures and markets diagnostic and therapeutic products for the eyecare, dentistry and surgical markets including lasers, fiber optic delivery systems and associated products for a variety of applications.

The statements in this release that relate to future events or performance, statements about potential results of operations, demand, growth and market size are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, the availability of working capital, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

CONTACT: Allen & Caron Inc. Owen Daley (media),
949/474-4300 owen@allencaron.com or Premier Laser Systems Inc. Rob Mahoney (investors), 949/859-0656